Smart Balance Announces 2008 Third-Quarter Results

•	Net sales $57.5 million, up 39% versus year ago
•	Net loss $1.6 million, includes non-cash charges of $5.0 million
•	2008 Second Half outlook unchanged: 25%-35% growth in net sales

Paramus, N.J. (November 6, 2008) – Smart Balance, Inc. (NasdaqGM: SMBL) today announced its results for the third quarter ended September 30, 2008. The Company reported net sales of $57.5 million, an increase of 38.6% versus year ago, and a net loss of $1.6 million, reflecting the after-tax impact of $5.0 million of non-cash items, including $2.5 million of stock-based compensation expense, $1.7 million of change in fair value of an interest rate swap and $0.9 million of amortization and depreciation. The net loss was $0.03 on both diluted and basic shares.

“The 38.6% increase in net sales was the result of the broad-based distribution gains from our ‘Plus Six’ initiative and acceptance of our new spreads products. The increase in sales also reflected support from our loyal consumer base in traditional supermarkets as well as the addition of new users in supercenters and warehouse clubs,” said Stephen B. Hughes, Smart Balance Chairman and CEO. “We are pleased with the performance in the third quarter and we are prepared for a very competitive environment during the upcoming holiday periods. Key elements of our fourth quarter will be our new 50/50 butter blend stick for the cooking and baking season and a strong promotional program supporting our core categories.”

The net sales increase versus 2007 was due to higher pricing to recover commodity cost increases and a 15% increase in case shipments. Selling prices in the Company’s core category of spreads were increased in February, June, and August to cover rising costs.

The Company’s spreads products, which represent approximately 70% of its sales, increased market share by 1.5 points to 13.9% in the third quarter versus the prior year.

Gross profit margin for the quarter was 43.8%, versus 48.0% in the prior year, as the rate of selling price increases lagged the rate of commodity cost increases. Costs continued to rise in the third quarter versus prior periods but are expected to stabilize and begin to trend lower late in the fourth quarter.

The Company paid down $5.0 million of long-term debt during the quarter and met its debt covenants. Year-to-date, $35 million of long-term debt has been paid down. The Company plans to pay down additional debt in the fourth quarter.

The Company recently signed a multi-year agreement with Brandeis University to fund research to develop new product technologies for existing and future categories. Under the terms of the collaborative partnership, Smart Balance will contribute funding and consumer research to identify areas of consumer focus and Brandeis will provide technological expertise. In return, Smart Balance will receive an option to license any of the resulting technologies for use in its products.

“Our business is on solid ground. We continue to grow market share and sales despite the difficult economic environment. We are encouraged by the strengthening of the spreads category, reflecting a trend toward more in-home dining,” said Hughes. “Our performance in the second half of 2008 will give us a great base for expansion and growth in 2009.”

Change in Accounting Principles
In 2008, the Company began accounting for certain trade incentives and marketing costs as prepaid expenses to better match recognition of expense to revenue, consistent with the general practice in the consumer product goods industry. This methodology is a change from prior years.  While this methodology may create timing differences between prior year’s quarters on an operating basis, it has no impact on full year results. In accordance with FAS No. 154, a retrospective application of the change in accounting principle has been applied to 2007 quarterly results included herein to improve comparability.

2008 Third Quarter Results
Net sales increased 38.6% to $57.5 million in 2008, from $41.5 million in 2007, primarily due to higher prices and a 15% increase in cases shipped. The Company increased prices on its products in August to cover rising costs, following similar pricing actions in February and June. In addition, reduced sizes of its largest volume spreads products were shipped to all customers during the third quarter, bringing Smart Balance in line with the rest of the industry.

The increase in cases shipped was due primarily to the success of new products (extra virgin olive oil spreads, omega-3 enhanced spreads, 50/50 butter blend, and milk) and higher sales of cooking oil. The Company’s ‘Plus Six’ distribution drive achieved improved placement of Smart Balance ® products, facilitating the gain in cases shipped.

Market share for Smart Balance® family of spreads increased versus the prior year for the 27th consecutive quarter. The spreads category continued to experience higher prices to cover rising costs together with promotional activity in the last six weeks of the quarter to attract increasingly price sensitive consumers. Market share for cooking oil increased in the quarter while shares for peanut butter and microwave popcorn declined.

On an operating basis(1), net sales increased 38% in the quarter versus prior year and were above the 36% growth in estimated consumer purchases of our products across all channels – dollar sales at retail. For the first nine months of 2008, net sales growth of 25% versus prior year was similar to the 25% growth in estimated consumer purchases of our products across all channels for the same period.

(1)     In addition to its GAAP results, the Company has provided operating basis results to explain year –over-year changes. The operating basis should not be viewed in isolation or as a substitute for GAAP results. A reconciliation of operating basis results to GAAP results is provided in the accompanying tables.

Comparison of Net Sales to Consumer Purchases Across All Channels
Change versus Prior Year

	First Quarter	Second Quarter	Third Quarter	First Nine Months
Net Sales	+25%	+13%	+38%	+25%
Consumer Purchases Across All Channels
(Dollar Sales at Retail)(1)	+15%	+21%	+36%	+25%

(1) Source: IRI, Company estimates

Gross profit increased $5.3 million to $25.2 million in 2008 from $19.9 million in 2007 due to the growth in case shipments and the impact of higher pricing, partially offset by increases in input costs, primarily in commodity raw materials, and higher coupon redemption expenses. Gross profit as a percent of net sales decreased to 43.8% in 2008 from 48.0% in the third quarter of 2007, as the rate of selling price increases lagged the rate of input cost increases, in addition to higher coupon redemption expenses.

Operating income increased $1.7 million to $2.6 million in 2008 from $0.9 million in 2007 due primarily to the increase in gross profit partially offset by higher marketing costs of $2.3 million and an increase in selling and distribution costs of $1.1 million. The increases in marketing, selling and distribution costs were in line with the net sales growth versus prior year. General and administrative expenses increased less than $0.1 million in 2008 versus 2007 as higher costs from the expansion of the Company’s infrastructure were offset by timing of legal expenses in the prior year.

Operating income in the third quarters of 2008 and 2007 included non-cash charges of $4.9 million and $4.7 million, respectively. See the table below for the non-cash items affecting operating income.

Items Affecting GAAP Operating Income - Third Quarter

$ in Millions	2008	2007
Operating Income	2.6	0.9
Non-cash charges affecting Operating Income:
FAS 123R Stock Option Expense	3.7	3.7
Depreciation & Amortization	1.2	1.0
	4.9	4.7
Operating Income excluding non-cash charges	7.5	5.6

Net Loss was lower by $31.4 million to $1.6 million in 2008 versus $33.0 million in 2007. Excluding the after-tax impact of non-cash charges, net income in 2008 was $3.5 million versus a net loss in 2007 of $0.6 million. Interest expense was $4.5 million in the third quarter and included a $2.6 million non-cash change in fair value of an interest rate swap related to the Company's long-term debt. The after-tax impact of the adjustment was a loss of $1.7 million. See the table below for non-cash items affecting net income (loss).

Items Affecting GAAP Net Income (Loss) - Third Quarter

$ in Millions	2008	2007
Net Income (Loss)	(1.6)	(33.0)
Non-cash charges after-tax affecting Net Loss:
FAS 123R Stock Option Expense	2.5	2.2
Depreciation & Amortization	0.8	0.6
Accelerated Financing Amortization	0.1	--
Change in Fair Value of an Interest Rate Swap	1.7	--
Loss on Derivative Liability	--	29.6
	5.1	32.4
Net Income (Loss) excluding non-cash charges after-tax	3.5	(0.6)

2008 Year-to-date Results
The Company’s GAAP financial statements include the results of its acquisition of GFA Brands, Inc. since the date of acquisition on May 21, 2007. Because there were no operations prior to the acquisition, year-to-date results are not comparable to prior periods. The Company has provided operating basis results that include the operating results of Smart Balance Inc. from the date of its acquisition of GFA Brands, Inc. and the operating results of GFA Brands prior to the acquisition. Management believes that this presentation provides more useful information because it reflects the performance of the operating entity in both the current and prior periods presented. The operating basis results should not be viewed in isolation or as a substitute for reported GAAP results. Year-to-date operating results and a reconciliation of operating basis results to GAAP results are provided in the accompanying table.

2008 Outlook
Smart Balance’s outlook for the second half of 2008 continues to reflect growth in net sales on an operating basis in line with its long-term target of approximately 30%. Increased distribution achieved through the Company’s ‘Plus Six’ drive and the innovations in its core category — extra virgin olive oil spreads, omega-3 enhanced spreads and 50/50 butter blend — will begin to have a solid impact. The Company’s target for second half sales growth is unchanged at 25%-35% versus 2007. Because of the highly competitive, highly promotional holiday season, the fourth quarter growth rate is expected to be lower than third quarter growth rate of 39%. The fourth quarter will likely experience continued uncertainty around consumer reaction to higher prices throughout the store. The Company has maintained a loyal base of consumers, as evidenced by its market share growth; however, the ability to generate trial of the Company’s premium priced products by potential new consumers may become more difficult in the current environment. Gross profit as a percent of net sales will be lower in 2008 versus 2007 as pricing actions are expected to continue to trail rising input costs. The Company anticipates additional non-cash changes in fair value of an interest rate swap, given the current interest rate environment. The Company plans to continue to meet the covenants related to its long-term debt.

FORWARD-LOOKING STATEMENTS
Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	raise prices as fast as commodity costs increase;
•	introduce and expand distribution of new products;
•	meet marketing and infrastructure needs;
•	meet long-term debt covenants; and
•	continue to grow net sales in a competitive environment with rising costs and an increasingly price sensitive consumer.

About Smart Balance, Inc.
Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The Company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

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Media Contact:	Investor Contact:
Mark Walsh	John Mintz
Senior Account Supervisor	Vice President Finance &
TBC Public Relations	Investor Relations
mwalsh@tbc.us	Smart Balance, Inc.
646-366-1470	investor@smartbalance.com
201-568-9300

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,384,472	$37,648,754
Accounts receivable, net of allowance 2008- $260,056 and
2007-$228,871	14,100,748	11,733,117
Accounts receivable - other	446,883	799,470
Inventories	9,678,544	7,202,198
Prepaid taxes	4,453,155	6,517,833
Prepaid expenses and other assets	6,841,525	1,454,866
Deferred tax asset	1,072,297	1,079,509
Total current assets	43,977,624	66,435,747
Property and equipment, net	4,013,757	1,805,331
Other assets:
Goodwill	374,885,923	374,885,923
Other intangibles, net	156,239,909	159,645,634
Deferred costs, net	2,247,754	3,519,412
Other assets	173,265	74,975
Total other assets	533,546,851	538,125,944
Total assets	$581,538,232	$606,367,022
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$21,550,173	$20,355,419
Income taxes payable	2,265,901	1,035,149
Total current liabilities	23,816,074	21,390,568
Long term debt	84,504,174	119,504,174
Deferred tax liability	49,516,398	53,293,528
Derivative liability	2,582,524	--
Other liabilities	137,302	--
Total liabilities	160,556,472	194,188,270
Commitment and contingencies:
Stockholders' equity
Series A Convertible Preferred stock, $.0001 par value,
50,000,000 shares authorized; 15,388,889 preferred
shares converted into 19,516,832 shares of common stock
on January 3, 2008	--	175,659,013
Common stock, $.0001 par value, 250,000,000 shares
authorized; 62,630,683 (September 30, 2008) and
43,113,863 (December 31, 2007) issued and outstanding..	6,263	4,311
Additional paid in capital	504,266,685	315,479,759
Retained deficit	(83,291,188)	(78,964,331)
Total stockholders' equity	420,981,760	412,178,752
Total liabilities and stockholders' equity	$581,538,232	$606,367,022

SMART BALANCE, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30, 2008	Three months ended September 30, 2007	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007
Net sales	$57,531,521	$41,502,575	$156,311,306	$60,151,818
Cost of goods sold	32,344,738	21,591,160	88,397,643	31,499,243
Gross profit	25,186,783	19,911,415	67,913,663	28,652,575
Operating expenses:
Marketing	8,898,048	6,472,666	23,738,638	9,520,155
Selling	4,565,600	3,459,572	12,677,592	5,099,652
General and administrative	9,147,806	9,063,951	27,462,573	12,860,284
Total operating expenses	22,611,454	18,996,189	63,878,803	27,480,091
Operating income	2,575,329	915,226	4,034,860	1,172,484
Other income (expense):
Interest income	19,119	42,675	283,486	2,342,644
Interest expense	(4,547,179)	(3,922,836)	(9,767,967)	(6,022,417)
Loss on derivative liability	--	(29,646,232)	--	(50,532,926)
Other income (expense), net	(434,153)	10,721	(1,412,869)	130,327
Total other (expense)	(4,962,213)	(33,515,672)	(10,897,350)	(54,082,372)
(Loss) before income taxes	(2,386,884)	(32,600,446)	(6,862,490)	(52,909,888)
(Benefit) provision for income taxes	(772,811)	407,129	(2,535,633)	948,851
Net (loss)	$(1,614,073)	$(33,007,575)	$(4,326,857)	$(53,858,739)
Less: Unpaid dividends on cumulative
preferred stock	--	2,817,868	--	4,062,467
Net (loss) available for common stock	$(1,614,073)	$(35,825,443)	$(4,326,857)	$(57,921,206)
(Loss) per share:
Basic	$(0.03)	$(1.25)	$(0.07)	$(2.71)
Diluted	$(0.03)	$(1.25)	$(0.07)	$(2.71)
Weighted average shares outstanding:
Basic	62,630,683	28,766,133	62,487,703	21,376,293
Diluted	62,630,683	28,766,133	62,487,703	21,376,293

SMART BALANCE, INC. AND SUBSIDIARY
Reconciliation of Operating Basis to GAAP Basis

Prior to Smart Balance, Inc.‘s May 21, 2007 acquisition of GFA Brands, Inc., operating income consisted largely of formation costs and other expenses incurred in seeking and evaluating potential business combinations. We have added these expenses back to the operating basis results below, as GFA incurred its own operating expenses for these periods, and the inclusion of the parent company’s expenses prior to the date of acquisition make it difficult to compare operating results period to period. Additionally, in 2008, the Company began accounting for certain trade incentives and marketing costs as prepaid expense to better match recognition of expense to revenue.  A retrospective application of the change in accounting principle is being applied to 2007 quarterly results to improve comparability. With the information set forth below, management and stockholders would be better able to determine whether or not sales or operating income of the acquired business have improved in 2008 compared with prior periods. The operating basis results provided below are intended to assist the reader in comparing the operating performance of the GFA business we acquired, for the periods before and after the acquisition. However, they do not indicate what consolidated results would have been had we acquired GFA on January 1, 2007. The operating basis results should not be viewed in isolation or as a substitution for GAAP results.

($ in millions) (unaudited)	As reported Form 10-Q(1)	Add GFA Results Prior to Acquisition	Adjustments(2)	Operating Basis
Three Months Ended September 30, 2008
Net Sales	$57.5	$--	$-	$57.5
Gross Profit	25.2	--	--	25.2
Operating Income	2.6	--	--	2.6
Three Months Ended September 30, 2007
Net Sales	$41.5	$0.1	$-	$41.6
Gross Profit	19.9	0.1	--	20.0
Operating Income	0.9	(0.1)	--	0.8
Nine Months Ended September 30, 2008
Net Sales	$156.3	$--	$-	$156.3
Gross Profit	67.9	--	--	67.9
Operating Income	4.0	--	--	4.0
Nine Months Ended September 30, 2007
Net Sales	$60.2	$64.4	$-	$124.6
Gross Profit	28.7	31.7	(0.1)	60.3
Operating Income	1.2	12.5	1.5	15.2

(1)     The retrospective application of the change in accounting principle resulted in adjustments to previously reported amounts of $(0.2) million and $(4.4) million to net sales and operating income, respectively, for the third quarter of 2007 and $(0.2) million and $(4.7) million to net sales and operating income, respectively, for the nine month period ended September 30, 2007.

(2)     To remove parent company pre-acquisition expenses from results prior to the acquisition date. Parent company expenses incurred beginning May 21, 2007 remain included in operating basis results.